Ex-99.3 a)
                          Liberty Lending Services Inc.
                              Officer's Certificate
                        Annual Statement as to Compliance

This serves as Liberty Lending Services, Inc. Officer's Certificate/Annual Statement as to Compliance for the servicing of loans under the Bear Stearns
(SAMI) Structured Asset Mortgage Investment Trust, Mortgage Pass-Through Certificates, Series 1998-10, Pooling and Servicing Agreement dated November 1, 1998 and Mortgage Loan Purchase Agreement dated November 19, 1998 with your concern.


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1. A review of the activities during the proceeding fiscal year and of the performance with the requirements of the Agreement has been made under the Officer's supervision.

2. To the best of the Officers' knowledge, based on the above review, Liberty Lending Services, Inc. has fulfilled all its obligations under the Agreement through the fiscal year.

3. Real estate taxes have been paid as required by the terms of the mortgage.

4. Mortgage insurance premium due under the contract of insurance with FHA or PMI carriers have been paid as required.

5. Insurance is being maintained, is fully paid, and complies with the Agreement. Adequate hazard insurance is in force on all loans as required under this Agreement. Flood insurance coverage, if required, is in force. If escrowed, insurance/PMI premiums and taxes/assessment monies have been analyzed, in accordance with RESPA, to ensure sufficient funds are being collected in escrow for the current year.

6. Property inspections have been performed as stated in the Agreement, unless otherwise amended.

7. Appropriate IRS notices were performed in accordance with IRS Regulations.

8. Disbursements from Trust Account funds were made for proper purposes, and all payments required to be made by the Agreement have been made.

9. Proper fidelity coverage and errors and omissions insurance as in force as required.

10. Loans with variable rate features have been changed in accordance with terms of the note.

Liberty Lending Services, Inc. is authorized by applicable law to service the mortgages, and it have and will continue to satisfy all licensing, registration, and other requirements of the Agreement.

There is, as of this date, no default in the fulfillment of any of its obligations under the Agreement known to this Officer. As an Officer of Liberty Lending Services, Inc., individually, I certify to the best of my knowledge, that the foregoing statements are true and correct.



/s/ Edward S. Chatfield                              Date:  June 8, 1999
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Edward S. Chatfield
Vice President